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                                                                   EXHIBIT 10.39



                            METACREATIONS CORPORATION
                             6303 Carpinteria Avenue
                              Carpinteria, CA 93013

                                  July 16, 1998


Mr. Gary L. Lauer
27866 Via Corita
Los Altos Hills, CA  94022

        RE:    METACREATIONS CORPORATION

Dear Gary:

        This letter amends the letter agreement dated February 20, 1998 between you and MetaCreations Corporation (the "Company"). In consideration of your continued employment with the Company, you and the Company agree to the following:

        1. The Company will offer you a secured loan of up to $1,000,000 to be provided only on or before February 19, 1999 to assist you with the purchase of a home in the Santa Barbara area (the "Santa Barbara Residence"). Although the precise terms of the loan and repayment obligations will be presented to you in writing, the loan will be due four years from February 20, 1998, at regular rates (zero interest if the Company is provided with a second mortgage).

        2. If, on or before February 19, 1999 and after a "Change of Control" (as defined in the letter agreement dated February 20, 1998), your employment is terminated without "cause," your principal duties or authority materially change, or if you resign because of such "Change of Control," you shall be entitled to accelerated vesting of 100% of any then unvested portion of any stock options held by you under the Company's stock option plans. The right to exercise such additional vested portion of such stock options shall be in accordance with the terms of the applicable plans.



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Mr. Gary L. Lauer
July 16, 1998
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        3. For purposes of this section, the following terms shall have the following meanings:

        "Income" shall mean your income from the sale of the Santa Barbara residence, after deducting reasonable selling commissions and any costs of a third party hired to consummate the sale as contemplated below.

        "Purchase Expense" shall mean the purchase price of the Santa Barbara Residence, after adding reasonable purchasing commissions.

        "Improvement Expense" shall mean the cost of all improvements to the Santa Barbara Residence within one year of your date of purchase, not to exceed, in the aggregate, ten percent (10%) of the Purchase Expense.

        "Expense" shall mean the sum of the Purchase Expense and the Improvement Expense.

        "Loss" shall mean your Expense minus your Income, if your Expense is greater than your Income.

        "Gain" shall mean your Income minus your Expense, if your Income is greater than your Expense.

        In the event that, on or before February 19, 2002, you sell the Santa Barbara Residence for a Loss, then the Company will reimburse you for the Loss; provided, however, that in the event that you propose to undertake a sale of the Santa Barbara Residence for an amount that would result in a Loss, you and the Company will transfer control of the sale to an independent third party mutually agreeable to both you and the Company. In the event that such third party is able to broker a sale of the Santa Barbara Residence for a Gain, you shall reimburse the Company for expenses payable to the third party in an amount not to exceed your Gain.

        You also agree to exercise reasonable care in maintaining the Santa Barbara Residence.

        To indicate your acceptance of this amendment, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. Nothing in this letter alters the at will nature of your employment. This letter, the letter agreement dated February 20, 1998, the agreement relating to proprietary rights between you and




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Mr. Gary L. Lauer
July 16, 1998
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the Company, and the Company's stock option documents set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written, oral or implied. The terms of this letter may not be modified or amended except by a written agreement, signed by an officer of the Company and by you.




                                        Sincerely,

                                        METACREATIONS CORPORATION



                                        ---------------------------------------
                                        /s/ Howard Morgan
                                        Howard Morgan
                                        Chairman of the Board



ACCEPTED AND AGREED TO this
16 day of July, 1998


/s/ Gary L. Lauer
----------------------------------
Gary L. Lauer



Enclosures:
        Duplicate Original Letter
        Letter Agreement dated February 20, 1998